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                                                                   Exhibit 99.2


Company Press Release

AT&T and Excite Team Up to Offer Internet-based Communications Services and "Excite Online Powered by AT&T WorldNet Service"

Companies To Accelerate Growth of Online Communications And Offer Easy Dial-up Web Access

REDWOOD CITY, Calif. & NEW YORK--(BUSINESS WIRE)--May 6, 1998-- AT&T and Excite, Inc. today announced a three-year, multifaceted agreement including Internet-based multimedia communications services and a new online service called "Excite Online Powered by AT&T WorldNet(r) Service." The advanced Internet based services will expand consumers' ability to communicate in cyberspace. Excite OnLine will offer consumers fast, easy and reliable dial-up access to Excite's personalized front-end to the Internet.

As part of the agreement, Excite and AT&T will offer Internet- based, multimedia communications services such as click-to-dial directories, anonymous voice chat, and conference calling controlled from the Web. For example, an Excite user visiting a chat room will be able to turn that keyboard-based session into a verbal chat with another participant without disclosing his or her phone number, thereby preserving the anonymity inherent in online chat. These services are based on new technologies from AT&T Labs.

Excite Online powered by AT&T WorldNet Service, which will be competitively priced, will be one of the easiest and fastest ways for consumers to get online. The service will launch in June with nationwide dial-up access and Excite's personalized online services. The service will also offer consumers the help they need to effectively use the Internet. Consumers will be able to take advantage of AT&T's world-class customer-service capabilities, which will be integrated into the Excite online experience. AT&T and Excite will jointly market the service to consumers.

"AT&T and Excite are combining the information and communications capabilities of the Internet in a way that greatly enhances the value of both to customers," said Dan Schulman, president of AT&T WorldNet Service. "Advanced communications services like click-to-dial directories and voice-enabled anonymous chat are examples of the power of this combination. This is the next in a series of steps AT&T is taking to bring consumers the benefits of the communications revolution made possible by the Internet."

"We want to make it as easy as possible for people to not only get things done when they are on the Web, but to get online as easily as possible," said George Bell, president and CEO of Excite, Inc. "Offering an Internet connection directly to consumers is the next step in giving them everything they need online, inexpensively from home without a busy signal. The powerful combination of AT&T's Internet access service and penetration of the consumer marketplace, combined with Excite's leading Internet service, provide the opportunity to build the largest online service for accessing the Internet."




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In the near future, AT&T will also offer Excite users a selection of AT&T services through a co-branded "Personal Communications Center" on the Excite site (www.excite.com and www.webcrawler.com). The center will appear as a link on selected areas of Excite, including the home page and personalized pages, and will serve as the user's point-and-click gateway to AT&T's communications services.

Initially, the Personal Communications Center will provide users with online access to four AT&T services:

o AT&T One Rate(SM) Online long distance service, which enables consumers to order AT&T long distance service online, with monthly charges billed to a major credit card. AT&T One Rate online features a nine-cents-per-minute long distance rate for Excite-registered users on their direct-dialed, state-to-state calls made from home.

o AT&T Wireless Services, which is the largest wireless service provider in the United States. Its Digital PCS (Personal Communications Service) lets callers send short messages over the Internet to other Digital PCS subscribers.

o AT&T Prepaid Calling Cards, which offer consumers a convenient way to call from any Touch-Tone phone.

o AT&T WorldNet Service, the largest pure Internet service provider in the United States and the provider of Internet access for Excite Online in the United States.

Founded in 1994, Excite is a global media company offering consumers a free online service with a simple front end to the Internet and extensive personalization capabilities, and advertises the best one-to-one marketing services available online. The Excite Network consists of two of the largest brands on the Web, Excite (www.excite.com) and WebCrawler (www.webcrawler.com), and its subsidiaries: Classifieds2000, MatchLogic, Inc., Excite Japan Co., Ltd., and Excite UK, Ltd. Personalized versions of Excite are available in France, Germany, the UK, and Japan. Localized versions are available in The Netherlands, Sweden, and Australia. Based in Redwood City, Calif., Excite, Inc. has strategic relationships with America Online, Inc., Intuit, Inc., Netscape Communications Corp., Prodigy Internet, and Tribune Company.

AT&T is the world's premier voice and data communications company, serving more than 90 million customers, including consumers, businesses and government. With annual revenues of more than $51 billion and some 126,000 employees, AT&T provides services to more than 280 countries and territories around the world. AT&T runs the world's largest, most powerful long-distance network and the largest digital wireless network in North America. The company is a leading supplier of data and Internet services for businesses and the nation's largest direct Internet service provider to consumers.

AT&T WorldNet is a registered service mark of AT&T. AT&T One Rate is a service mark of AT&T
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Contact:


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Mike Miller
AT&T
(908) 221-5372
michaeld2@att.com

or

Melissa Walia
Excite
(650) 569-2213
melissa@excite.com











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